                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-12

                             Universal Mfg. Co.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

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    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

TO THE SHAREHOLDERS OF UNIVERSAL MFG. CO.:

Notice is hereby given that the Annual Meeting of the Shareholders of UNIVERSAL MFG. CO. will be held at The Sheraton Hotel (formerly the Westin Aquila Hotel), 1615 Howard Street, Omaha, Nebraska, on November 28, 2000 at 9:30 a.m. for the election of members of the Board of Directors for the ensuing year and for the transaction of such other business as may properly come before the meeting.

The date of record for voting at this 2000 Annual Meeting was the close of business on September 20, 2000. Only holders of common stock as of this record date are entitled to Notice of and to vote at the aforesaid meeting or any adjournment thereof.

It is hoped that as many Shareholders as possible will attend in person but if it will be impossible for you to do so, we request that you sign and return the enclosed Proxy in the envelope provided. Returning the Proxy does not prevent a Shareholder from attending the meeting and voting in person.

Enclosed with this Notice is the 2000 Annual Report of the Company.

By order of the Board of Directors.

                                        Donald D. Heupel, President
                                        T. Warren Thompson, Secretary

                          To Be Held November 28, 2000

         The enclosed proxy is solicited by the Board of Directors of Universal Mfg. Co. for use at the Annual Meeting of Shareholders of the Company to be held on November 28, 2000, and at any adjournment thereof. Such meeting is to be held at The Sheraton Hotel (formerly the Westin Aquila Hotel), 1615 Howard Street, Omaha, Nebraska, and will commence at 9:30 a.m. Such solicitation is being made by mail and the Company may also use its officers, directors and regular employees to solicit proxies from shareholders either in person or by telephone, telegraph or letter without extra compensation.

         Any proxy given pursuant to such solicitation may be revoked by the shareholder at any time prior to the voting of the proxy. Any revocation of a proxy may be in writing delivered to the Company or by oral statement of any shareholder in attendance at the Annual Meeting.

         This solicitation is being made by the Company. The entire cost of such solicitation, which represents the amount normally expended for a solicitation relating to an uncontested election of directors, will be borne by the Company. Such cost will include the cost of supplying necessary additional copies of the solicitation material and the annual report to shareholders, for beneficial owners of shares held of record by brokers, dealers, banks and voting trustees and their nominees and, upon request, the reasonable expenses of such recordholders for completing the mailing of such material and report to such beneficial owners.

         Only shareholders of record of the Company's 816,000 shares of Common Stock outstanding as of the close of business on September 20, 2000, will be entitled to vote. Each share of Common Stock is entitled to one vote on any matter which may properly come before the meeting. This proxy statement and the enclosed form of proxy are being mailed to shareholders on or about October 20, 2000. The 2000 annual report of the Company to its shareholders is being mailed to shareholders with this proxy statement.

October 20, 2000.

                              ELECTION OF DIRECTORS

         The only proposal for the 2000 Annual Meeting is the election of three directors to hold office until the 2002 Annual Meeting of Shareholders or until a successor is duly elected and qualified. The following current directors have been nominated: Donald D. Heupel, Daniel H. Meginnis and T. Warren Thompson. Detailed information on each nominee is provided in the Current Directors and Nominees section.

         As indicated in the proxy, where no direction is given, the proxies solicited by the Board of Directors will be voted in favor of the election of the nominees listed in this proxy statement. If any such nominees shall withdraw or otherwise become unavailable, which is not expected, the proxies will be voted for a substitute nominee who will be designated by the Board of Directors. Shareholders who neither submit a proxy nor attend the meeting, along with broker non-votes, will not be counted as either a vote for or against the election of a director. Directors will be elected upon receiving a majority of the votes cast in person or by proxy at the annual meeting, provided a quorum is present.

         Shareholders have cumulative voting rights. Each shareholder of record is entitled to as many votes as the total number of shares of Common Stock held of record by such shareholder multiplied by the number of directors to be elected by the shareholders. These votes may be divided among the total number of directors to be elected or distributed among any lesser number in such proportion as the shareholder may desire. Unless otherwise instructed, the proxy holders will vote the proxies received by them equally for each nominee shown in this proxy statement, reserving the right, however, to cumulate their votes and distribute them among the nominees in their discretion. By marking the appropriate box on the form of proxy, a shareholder may withhold authority to vote for all of the nominees listed below or, by inserting individual names in the blank space provided, may withhold the authority to vote for any one or more of such nominees. Neither shares nor proxies may be voted for a greater number of persons than the number of nominees shown below.

                         CURRENT DIRECTORS AND NOMINEES

         Three directors are to be elected at this Annual Meeting to hold office until the 2002 Annual Meeting of Shareholders or until a successor is duly elected and qualified. The Articles of Incorporation of the Company provide for classification of directors into two classes to be elected in alternate years for two-year terms. The Company's current Bylaws provide for seven directors, with three to be elected in 2000 and four to be elected in 2001.

         All of the nominees are presently directors of the Company and have been previously elected by the shareholders with the exception of Daniel H. Meginnis, who was selected by the remaining directors to fill a vacancy on the Board of Directors in July 2000. Mr. Meginnis is a second generation director who has extensive experience in the automobile and trucking industry. Mr. Meginnis graduated from Arizona State University in 1983 with a bachelor's degree in finance. He is currently the owner of Hollis Trucking Co and has owned and operated Hollis Trucking Co. since 1989. Prior to establishing Hollis Trucking Co., Mr. Meginnis worked for Petroleum Technologies, Inc. as a sales representative marketing automobile lubricants and fuel supplements from 1988 to 1989. From 1983 through 1988, Mr. Meginnis worked for a professional auto detailing and wholesale company in Phoenix, Arizona.

         Management recommends a vote FOR the election of the nominated directors.

         The following table contains certain information with respect to the persons currently serving as directors including those persons nominated for election at the 2000 Annual Meeting of Shareholders:

CURRENT NOMINEES:                                           Year First
                                                              Became         Term
Name and Principal Occupation                        Age     Director      Expires
-----------------------------                        ---    ----------    ---------
DONALD D. HEUPEL                                     53       1985         2000
  President of the Company
  Algona, Iowa

DANIEL H. MEGINNIS                                   40       2000         2000
  Hollis Trucking Co.
  Lincoln, Nebraska

T. WARREN THOMPSON                                   70       1969         2000
  Secretary of the Company
  Commercial Real Estate Broker
  Wahoo, Nebraska


OTHER DIRECTORS:                                            Year First
                                                              Became        Term
Name and Principal Occupation                        Age     Director      Expires
-----------------------------                        ---    ----------    ---------
RICHARD R. AGEE                                      48       1998         2001
  Owner & General Manager,
  Agee's Automotive Repair & Parking
  Lincoln, Nebraska

RICHARD E. McFAYDEN                                  48       1984         2001
  Partner, Perrigrine Partners, a Real
  Estate Investment Partnership
  Professor of Business and Associate Director of
  Student Services, Buena Vista University
  Omaha, Nebraska

HELEN ANN McHUGH                                     47       1997         2001
  Account Executive, SFI, LLC
  Santa Fe Springs, California

THOMAS W. RASMUSSEN                                  38       1997         2001
  Field Service Engineer
  MSX International
  Denver, Colorado

         All directors and nominees for director have been in their respective occupations for more than the past five years with two exceptions. Before assuming his current position with MSX International, Mr. Rasmussen worked for Piper Jaffray from 1992 to 1997, for Arcadia Financial, Ltd. from 1997 to 1998 and Jeff Sacks Automotive Management Group from 1998 to July 12, 1999. In November 1998, SFI, LLC acquired Ms. McHugh's former employer, Caltar, Inc., and retained Ms. McHugh as Account Executive. Ms. McHugh and Mr. Rasmussen are cousins and through marriage, Mr. Thompson is the uncle of Mr. McFayden.

         There is no standing compensation committee of the Board of Directors. The Board of Directors acts as a whole as the Company's Audit Committee. As an Audit Committee, the Board of Directors reviews financial reporting and accounting matters, including the retaining of certified public accountants. The Board of Directors generally meets once each quarter. It held four regularly scheduled meetings during the fiscal year ended July 31, 2000, with each such meeting being a meeting of the Audit Committee, as well. In addition, the Board of Directors held five special meetings via telephone conference throughout the year.

         Pursuant to a resolution adopted at the Company's quarterly meeting held July 21, 1998, the Board of Directors established a standing nominating committee to be elected from its members. The nominating committee consists of Mr. McFayden, who is Chairman, Ms. McHugh and Mr. Rasmussen. Nominations for the 2000 election had to be received no earlier than February 1, 2000 and no later than June 1, 2000. The nominating committee did not receive any nominee submissions for the 2000 election. Nominations for election to the Board of Directors to be considered at the 2001 Annual Meeting must be submitted in writing to the committee no earlier than February 1, 2001 and no later than June 1, 2001.

         At the Company's quarterly meeting held April 20, 1999, the Board of Directors established a personnel committee to evaluate the organizational structure and personnel needs of the Company's divisions and to recruit and hire qualified individuals to complete the Company's management team. The Board of Directors appointed Mr. Rasmussen, who is Chairman, Mr. Agee, Mr. McFayden and Mr. Heupel to the personnel committee.

                                   MANAGEMENT

         Executive officers of the Company, and other significant employees of the Company, are listed below:

Name and Age                                                Current Position and Business History
----------------------------------------------------------- --------------------------------------------------------
Donald D. Heupel (53)                                       President of the Company for more than the past five
                                                            years.

T. Warren Thompson (70)                                     Secretary of the Company for more than the past five
                                                            years; Treasurer of the Company until October 31, 1995

Steve Nelson (44) . . . . . . . . . . .                     Vice President of the Company since November 16,
                                                            1999;(1) Director of Distribution Operations,
                                                            Universal Distribution LLC(2) since July 12, 1999.(3)

Patrick Warner (49) . . . . . . . . . .                     Controller of the Company since October 1999. (4)
-----------------------------------------------------------------------------------------------------------------------

(1) The Board of Directors appointed Mr. Nelson as Vice President of the Company at its 1999 annual meeting.
(2) The Company formed Universal Distribution LLC to run its distribution operations on June 17, 1999. Detailed information regarding Universal Distribution LLC is provided in the Certain Transactions section.
(3) The personnel committee selected Steve Nelson to fulfill the position of Director of Distribution Operations and Mr. Nelson assumed this position on July 12, 1999.
(4) The Company hired Mr. Warner as Controller in October 1999 as a result of the resignation of Harold J. Pursley on October 8, 1999.


         With the growth in its distributions operations, the Board determined that it needed a distribution expert to round out its management team. The Company hired Mr. Steve Nelson as Director, Distribution Operations in June 1999. Prior to coming to the Company, Mr. Nelson worked for John Deere and Toyota Motor Sales, USA. His most recent position was with Mazda, North America.

         The Company hired Pat Warner as Controller of the Company upon the resignation of Harold J. Pursley in October 1999. Prior to joining the Company, Patrick Warner held the position of Controller at ATI Global Incorporated, now known as Attachment Technologies Incorporated ("ATI"), for eleven years. ATI is a manufacturing company which produces construction equipment attachments. Mr. Warner received his bachelor's degree in accounting from Northwest Missouri State and obtained an MBA from the University of Iowa.

                     COMPENSATION OF PRESIDENT AND DIRECTORS

         The following table sets forth all compensation paid or payable by the Company during the past fiscal year to the President of the Company, Mr. Donald
D. Heupel:

                           SUMMARY COMPENSATION TABLE

                               Annual Compensation
NAME AND                                                                ALL OTHER
PRINCIPAL POSITION                 YEAR(1)           SALARY            COMPENSATION
Donald D. Heupel,                    2000         $64,913.58(2)        $21,946.94(3)
President of the Company
---------------------------------------------------------------------------------------------

(1)      For fiscal year ended July 31, 2000.
(2) Mr. Donald Heupel was compensated in fiscal 2000 partly by fixed salary and partly by commission expressed as a percentage of before-tax profits. Mr. Heupel's fixed salary for fiscal 2000 was $44,430.97. His commission percentage was one and one-half percent. The Board of Directors has established a minimum monthly commission to be paid to Mr. Heupel of $1500. The total commission compensation paid to Mr. Heupel for the fiscal year ended July 31, 2000 was $20,482.61
(3) Mr. Heupel was paid $12,000 in director fees and received a bonus in the amount of $6,400.95. The amount listed as other compensation also includes an annual contribution of $2,499.44 made by the Company to Mr. Heupel's 401(k) account and a value of $1,046.55 allocated to Mr. Heupel's personal use of a Company automobile.

         Until May 1, 1999, all directors of the Company were paid $1,500 per month. The Board voluntarily reduced directors' fees from $1,500 to $1,000 per month at its quarterly meeting held April 20, 1999 effective May 1, 1999. In addition, Mr. Thompson was paid $4,900 during the last fiscal year for services rendered in his capacity as Secretary of the Company. Finally, the Company adopted a 401(k) plan (the "Plan") for its supervisory, clerical and sales employees, effective January 1, 1997. Mr. Heupel currently participates in the Plan.

                         OWNERSHIP OF VOTING SECURITIES
                            BY DIRECTORS AND NOMINEES

         The following table sets forth the share ownership for each of the directors and nominees for director as of September 20, 2000:

                                   Name and Address           Amount and Nature of             Percent
      Title of Class                  of Owner                Beneficial Ownership             of Class
     ---------------              -----------------          ----------------------           -----------
       Common Stock                   Richard R. Agee                  300                       0.04%
                                      5300 Bridle Lane
                                      Lincoln, NE 68516

       Common Stock                   Donald D. Heupel                 500(1)                    0.06%
                                      219 South Avenue
                                      Algona, IA 50511

       Common Stock                   Richard E. McFayden           20,690                       2.53%
                                      672 Fairwood Lane
                                      Omaha, NE 68132

       Common Stock                   Helen Ann McHugh               2,555                       0.31%
                                      546 N. Marengo  Ave.
                                      Pasadena, CA 91101

       Common Stock                   Daniel H. Meginnis             1,720                       0.21%
                                      1000 Rockhurst Drive
                                      Lincoln, NE 68510

       Common Stock                   Thomas W. Rasmussen           97,436(2)                   11.94%(3)
                                      P.O. Box 61428
                                      Denver, CO  80206

       Common Stock                   T. Warren Thompson             2,600(4)                    0.32%
                                      1600 N. Chestnut
                                      Wahoo, NE 68066
---------------------------------------------------------------------------------------------

(1) Includes 500 shares owned by him and his wife as joint tenants with respect to which Mr. Heupel may be regarded as having shared voting power and shared investment power.
(2) According to a Schedule 13D Amendment filed with the SEC on September 15, 1999, Mr. Rasmussen disclosed that he had sole voting power over 100 shares; shared voting power over 97,336 shares, which includes 44,136 shares held by his mother Patricia Ann Rasmussen and 53,200 shares held by him as trustee of a trust of which he is one of four beneficiaries and sole dispositive power over 53,300 shares, including the 100 shares held by him directly and 53,200 shares held by him as trustee of the aforementioned trust and shared dispositive power over 44,136 shares owned by Patricia Ann Rasmussen. In the Schedule 13D, Mr. Rasmussen disclaimed beneficial ownership of any securities held by or for the benefit of his mother, Patricia Ann Rasmussen.
(3)       This 11.94% includes the 5.41% owned by Patricia Ann Rasmussen. See note 2 above for further discussion.
(4) Includes 2400 shares owned by Mr. Thompson's daughter, Katharyn Mary Thompson Wyckoff, to which Mr. Thompson may be regarded as having shared voting and investment power.

         In addition to the shared voting power and shared investment power indicated in the above footnotes, spouses of the persons listed may be regarded as having beneficial ownership and shared voting power and shared investment power with respect to the shares shown.

         The following table sets forth certain information as to the shares of Common Stock beneficially owned by all officers and directors of the Company as a group as of September 20, 2000:

                                Amount and Nature of              Percent
      Title of Class            Beneficial Ownership             of Class
     ---------------            ----------------------           -----------
     Common Stock                    125,801(1)                    15.42%
----------------------------------------------------------------------------------------------------------

(1) Includes 100,236 shares with respect to which members of the group may be regarded as having shared voting power and/or shared investment power.

                              CERTAIN TRANSACTIONS

         Due to growth in its distribution operations, the Board authorized the organization of Universal Distribution LLC to effect the separation of the manufacturing and distribution operations of the Company. On June 17, 1999, the Company filed Articles of Organization for "Universal Distribution LLC" and the Nebraska Secretary of State's Office issued a Certificate of Organization. The Company owns a ninety-nine percent (99%) membership interest in Universal Distribution LLC and Mr. Heupel owns the remaining one percent (1%) membership interest. The Company is also the manager of Universal Distribution LLC. Profits and losses from Universal Distribution LLC are allocated to the members based on their capital accounts and thus, the Company will receive ninety-nine percent (99%) and Mr. Heupel will receive one percent (1%) of the profits and losses.

                           INDEBTEDNESS OF MANAGEMENT

        In July 1999, the Company loaned Mr. Heupel the principal sum of Twenty Seven Thousand Ninety-Five and 66/100 Dollars ($27,095.66) pursuant to a Loan Agreement and Promissory Note. The loan enabled Mr. Heupel to satisfy the supplemental capital call made by the Company as the controlling member of Universal Distribution LLC. The Promissory Note is payable in five equal annual installments and the unpaid principal balance accrues interest until maturity at an annual rate of 5.82%. Thereafter, the unpaid principal and interest due on the Promissory Note will bear interest until paid at the rate of 8% per annum. The Loan Agreement further obligates the Company to loan Mr. Heupel additional funds to satisfy future capital calls on substantially the same terms and conditions as the July 31, 1999 Promissory Note.

                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than ten-percent beneficial owners are required by SEC regulations to furnish the Company with copies of all
Section 16(a) forms they file.

         Based solely on review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during the last fiscal year its officers, directors and greater than ten-percent beneficial owners complied with applicable Section 16(a) filing requirements.

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

         The following table sets forth the names and certain information with respect to each person who, as of September 20, 2000, was known by the Company to be the beneficial or record owner of more than five percent (5%) of the Company's Common Stock:

                                           Name and Address            Amount and Nature             Percent
                                                  of                     of Beneficial                 of
       Title of Class                      Beneficial Owner                Ownership                  Class
      ---------------                    -------------------             -----------                ---------
          Common Stock                    Eloise Rogers Agee              75,592(1)                  9.26%
                                          2541 Woodleigh Lane
                                          Lincoln, NE  68502

          Common Stock                    Cede & Co.                     581,509(2)                 71.26%
                                          Box 20
                                          Bowling Green Station
                                          New York, NY  10004

          Common Stock                    Mary McFayden Donahue            46,258                    5.67%
                                          1301 South 80th Street
                                          Omaha, NE 68124

          Common Stock                    Patricia Ann Rasmussen          44,136(3)                  5.41%
                                          93 Palma Drive
                                          Rancho Mirage, CA 92270

          Common Stock                    Thomas Rasmussen                97,436(4)                11.94%(5)
                                          P.O. Box 61428
                                          Denver, Colorado 80206
-----------------------------------------------------------------------------------------------

(1) Includes four shares owned by her husband, Richard W. Agee, with respect to which Mrs. Agee may be regarded as having shared voting power and shared investment power.
(2) The Company's stock transfer records reflect that these shares are held in nominee name. The Company believes these shares are beneficially owned by more than one beneficial owner.
(3) According to a Schedule 13D amendment filed with the SEC on September 15, 1999, Mrs. Rasmussen disclosed that with respect to these 44,136 shares she has shared voting power with her son, Thomas W. Rasmussen and shared dispositive power with her daughter.
(4) According to a Schedule 13D Amendment filed with the SEC on September 15, 1999, Mr. Rasmussen disclosed that he had sole voting power over 100 shares; shared voting power over 97,336 shares, which includes 44,136 shares held by his mother Patricia Ann Rasmussen (who is listed above) and 53,200 shares held by him as trustee of a trust of which he is one of four beneficiaries and sole dispositive power over 53,300 shares, including the 100 shares held by him directly and 53,200 shares held by him as trustee of the aforementioned trust. In the
         Schedule 13D, Mr. Rasmussen disclaimed beneficial ownership of any securities held by or for the benefit of his mother, Patricia Ann Rasmussen.
(5) This 11.94% includes the 5.41% beneficially owned by Patricia Ann Rasmussen. See note 4 above for further discussion.

         In addition to the persons listed above, any spouses of the persons listed may be regarded as having beneficial ownership and shared voting power and shared investment power with respect to the shares shown.

                              FINANCIAL STATEMENTS
                            -----------------------

         The Company's annual report for the fiscal year ended July 31, 2000, including financial statements, has accompanied or preceded the mailing of this proxy statement.

         THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH SHAREHOLDER SOLICITED A COPY OF ITS ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-KSB, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, FOR THE FISCAL YEAR ENDED JULY 31, 2000. A WRITTEN REQUEST FOR SUCH REPORT SHOULD BE DIRECTED TO DONALD D. HEUPEL, PRESIDENT, UNIVERSAL MFG. CO., 405 DIAGONAL STREET, ALGONA, IOWA 50511.

                                  AUDIT MATTERS
                            -----------------------

         The Board of Directors of the Company at its meeting of July 18, 2000, selected the accounting firm of Deloitte & Touche LLP, independent certified public accountants, to conduct the audit examination of the Company and its subsidiary for the fiscal year ending July 31, 2001, and to prepare the Company's corporate income tax returns for the same fiscal year.

         Representatives of the firm of Deloitte & Touche LLP are expected to be present at the Annual Meeting of Shareholders. Such representations will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders.

                             SHAREHOLDERS' PROPOSALS
                            -----------------------

         In order for any proposal of shareholders to be presented as an item of business at the 2000 Annual Meeting of Shareholders of the Company, the proposal must be received at the Company's principal executive offices no later than May 31, 2001.

                                  OTHER MATTERS
                            -----------------------

         The Board of Directors knows of no other matter to be acted upon at the meeting. However, if any other matter is lawfully brought before the meeting, the shares covered by the proxy in the accompanying form will be voted on such matter in accordance with the best judgment of the persons acting under such proxy.

                                By Order of the Board of Directors

                                Donald D. Heupel
                                President

October 20, 2000

PRESIDENT'S MESSAGE TO OUR STOCKHOLDERS

The fiscal year ended July 31, 2000, was another year of record sales for Universal Mfg. Co. While total earnings did not quite match earnings of the last fiscal year, earnings from operations improved significantly.

Total sales were $21,631,919, which is about an 11% increase from the year before. Sales of remanufactured engine assemblies and sales of Motorcraft branded service parts led the sales increases. This was the second year of Motorcraft branded product sales, and sales increased from approximately $900,000 to approximately $2,800,000.

Earnings per share of outstanding common stock for the fiscal year ended July 31, 2000, was $.55. This compares with $.57 earned in 1999, and $1.34 in 1998. Earnings from operations last fiscal year were $651,000, compared to $407,000 the year before. In fiscal year 1999, we received extraordinary income due to gain from the sale of a warehouse. Also, in fiscal year 1999, income taxes were lower due to state income tax refunds.

During fiscal year 2000, Universal Mfg. Co. introduced the "ReTech" brand of remanufactured products. This brand name will be used for product lines which will cover all makes and models, and which will be marketed to the independent automotive aftermarket.

Two new product lines were introduced under the "ReTech" brand late in June of this year - remanufactured transfer cases and transfer case motors. The initial interest in these lines has been very high, particularly in transfer cases. Transfer cases are used on all four-wheel drive vehicles, including pickups and SUVs, therefore the vehicle population which will potentially need this product is growing. Several distribution centers in the western states are stocking and distributing these transfer cases, with potential for more. Sales the first two months were 287 units, and significant growth is expected.

Other product lines offered with the "ReTech" label include fuel pumps, power steering pumps, and steering gears. Of these, the most significant is electric fuel pumps, as several distribution warehouses are stocking this product. Other product lines are under consideration.

In April 1999, the Company earned QS-9000/ISO-9002 quality certification. This certification has been maintained through continued process improvements and regular surveillance audits.

Last fiscal year, Universal Distribution LLC was formed to enhance the Company's distribution capability and growth of sales of products provided by outside vendors. Sales by Universal Distribution LLC have grown to be over 90% of the Company's total sales. Several new product lines were added to the distribution line up this year. These include Motorcraft remanufactured engines, calipers, constant velocity driveshafts, air conditioner compressors, and window lift motors.

In fiscal year 1999, we moved to a larger warehouse facility in Des Moines, Iowa, and completed a major addition in Peoria, Illinois. In fiscal year 2000, we completed arrangements to lease a larger more convenient warehouse in Omaha, Nebraska. We moved into this facility in October.

In order to fully utilize distribution capability and facilities, and to increase distribution sales and earnings, the Company actively worked to add markets and product lines. Negotiations were initiated with Rainbo Oil Company of Dubuque, Iowa, to merge with their parts distribution operations.

Effective September 29, 2000, Rainbo Oil Company merged its parts distribution division with Universal Distribution LLC to form Rainbo Company LLC, d/b/a Value Independent Parts. Value Independent Parts markets primarily to automobile dealerships, independent jobbers, and repair shops in Northeast Iowa, Northern Illinois, and Southwest Wisconsin. It distributes AC Delco parts in addition to Motorcraft and other lines.

We continue to be optimistic about the future of the Company. We anticipate continued growth in distribution programs, as new product lines and markets are added. Growth of the "ReTech" lines will continue.

The investment in Rainbo Company LLC, along with other distribution and manufacturing related investments, will result in discontinuation or reduction of quarterly dividends in the near term. However, these investments significantly increase the assets of the Company, and in the opinion of the Board of Directors will increase earning capability and enhance shareholder value.

Management is grateful to employees, customers, suppliers, and shareholders for their continued contribution to the Company. On a separate sheet you will find an invitation to our Annual Meeting, which we encourage you to attend.

Donald D. Heupel,
President

MESSAGE TO THE STOCKHOLDERS FROM STEVE NELSON

Fiscal year 2000 was a pivotal period for Universal Distribution LLC ("UD"), as it represented our first full year as a Motorcraft distributor. I am pleased to say that I believe we are successfully meeting the challenge, as our sales and market share have increased significantly, and we have consistently demonstrated an ability to meet or exceed the performance standards that Ford Motor Company has established for its distributors.

Our activities during the past year have touched on several different facets of the operation, all aimed at providing exceptional customer service and value. Among these are longer warehouse hours, increased deliveries in metro areas, extended shipping times, enhanced purchase, freight and returns terms, frequent price/merchandise promotions, salable inventory on our trucks, and the establishment of an employee dress code.

Generally speaking, the Motorcraft market across our territory has been and is expected to remain very competitive. The most effective countermeasure, of course, is to assure that UD's staff consistently exceeds our customers' expectations in every way: phone support, accuracy, fill rate, delivery, core retrieval and frequent contact.

While our Motorcraft sales have grown to approximately 25% of UD's total sales, they still trail our long-time bread and butter, which are remanufactured engines, transmissions, light powertrain and currently authorized FAR small parts. On these product lines (in which sales are completely dependent upon dealer demand) we endeavor to provide the same high level of service as the Motorcraft line.

As previously stated in the President's Message, Universal Mfg. Co. and UD partnered with Rainbo Oil Company to form Rainbo Company LLC. This transaction enables UD to distribute parts from ACDelco (General Motors Corporation), and will provide UD and Rainbo Company LLC an opportunity to find synergies and cost reductions aimed at improving profit for both organizations. The employees of both UD and Rainbo Company LLC are excited, optimistic and supportive of this important step in Universal Mfg. Co.'s current and future growth.

Priorities for fiscal year 2001 will be focused on maximizing the many benefits realized by the merger, expanding our customer base, consolidating and evaluating our buildings/sites, executing an aftermarket strategy for UD locations and updating our web site to include on-line inventory and shopping cart capability.

On behalf of all employees, I wish to thank the Board and Universal Mfg. Co. stockholders for their continued support and the opportunity to serve.

Steve Nelson
Vice President
Universal Mfg. Co.

-------------------------------------------------------------------------------
                ADDITIONAL INFORMATION PROVIDED BY THE COMPANY
-------------------------------------------------------------------------------

THE COMPANY'S BUSINESS

The Company is engaged in the remanufacture and distribution of automotive engines and automotive parts. The amounts of net sales, net income, and total assets attributable to this business for each of the last five fiscal years are shown under the heading "Selected Financial Data".

The following table shows the percentage of total sales over the last three fiscal years for engines, parts, and Motorcraft branded parts

                              2000  1999  1998
                              --------------------
Automobile and Truck Engines   36%   33%   27%
Automobile and Truck Parts     51%   62%   73%
Motorcraft Branded Parts       13%    5%    0%

The principle markets for the Company's products are automotive dealers, automotive distributors, and automotive parts distributors in the Midwest and automotive remanufacturers nationwide. The Company has no export sales business.

The following table shows the percentage of total sales by type of product and by customer:

                                           2000  1999  1998
                                          ------------------
Ford Authorized Remanufactured to Dealers    5%   32%   48%
Distribution Program to Dealers             86%   54%   35%
Parts to Other Ford Remanufacturers          6%   13%   16%
Miscellaneous Sales                          3%    1%    1%

SELECTED FINANCIAL DATA

                                             FOR FISCAL YEARS ENDED JULY 31

                               2000          1999          1998          1997          1996
                        -----------------------------------------------------------------------
Net Sales               $21,631,919   $19,511,446   $19,372,976   $19,089,166   $17,678,542
Income Before Taxes         680,733       635,054     1,769,874     1,971,377     1,888,950
Income  Taxes               230,104       167,316       680,221       818,450       754,491
Net Income                  450,629       467,738     1,089,653     1,152,927     1,134,159
Net Income Per Share
      of Outstanding
      Common Stock              .55           .57          1.34          1.41          1.39

Cash Dividends Per
       Share Declared           .60           .65           .90          1.00           .85
                        -----------   -----------   -----------    ----------    -----------
Total Assets            $ 9,950,600   $ 8,540,344   $ 7,530,045    $6,443,524    $6,231,331

THE COMPANY'S STOCK

The Company's stock is traded in the over-the-counter market and is listed on the NASDAQ Small-Cap Market under the trading symbol UFMG. As of September 20, 2000, there were 199 holders of record of the Company's common stock. The following table lists the dividend declarations on the Company's stock during the last two fiscal years:



                    AMOUNT                                   AMOUNT
DATE               PER SHARE         DATE                   PER SHARE
----               ---------         ----                   ---------
October 22, 1999        $.15         September 22, 1998      $.20
January 18, 2000         .15         January 19, 1999         .15
April 18, 2000           .15         April 20, 1999           .15
JULY 18, 2000            .15         JULY 20, 1999            .15
--------------         -----         -------------           -----
2000 TOTAL              $.60         1999 TOTAL              $.65

In order for the Company to service the debt incurred in connection with the acquisition of the Value Independent Parts division, there can be no assurance that the Company will continue to pay dividends of equal value or that the Company will pay any dividends on its common stock during the foreseeable future. Dividends of the Company are payable at the discretion of the Company's Board of Directors, subject to the provisions of the Nebraska Business Corporation Act and will be dependent on earnings of the Company and its subsidiaries, its financial requirements and other factors.

The high and low bid and asked prices for the Company's common stock during the last two fiscal years are shown in the following table:

                         HIGH            LOW
                   --------------   --------------
CALENDAR QUARTERS    BID   ASKED    BID      ASKED
3rd Quarter 1998   10.50   11.125   9        9.75
4th Quarter 1998   10.50   11.25    9.25     9.75
1st Quarter 1999    9.75   10.125   6.375    8
2nd Quarter 1999    6.75    8.5     4.4375   4.625
3rd Quarter 1999    6       6.75    5        5.625
4th Quarter 1999    6       6.625   5.3785   5.75
1st Quarter 2000    7.125   7.5     5.5      5.75
2nd Quarter 2000    7.125   7.5     6.25     6.5

Information concerning stock prices for fiscal year 2000 and 1999 has been obtained from The NASDAQ Stock Market, Inc. and from Kirkpatrick, Pettis, Smith, Polian, Inc. which acts as a market maker in the Company's stock. The above quotations may reflect inter-dealer prices and may not reflect retail mark-up, mark-down or commission or necessarily represent actual transactions.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE COMPANY'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

In fiscal 2000, Company sales increased 11% due to increases in sales of remanufactured engine assemblies and Motorcraft branded products. In fiscal 1999, sales increased .7%, as increases in sales of remanufactured transmission assemblies, remanufactured engine assemblies, and Motorcraft branded products offset the decrease in sales of remanufactured small parts.

Remanufactured engine unit sales in fiscal year 2000 were 3782, which represents an increase of 690 units. Engine sales in fiscal 1999 were 3092.

Transmission unit sales decreased by 671 in fiscal year 2000 to 4229 units. Transmission sales in fiscal 1999 were 4900, an increase of 781 over the previous year.

Motorcraft branded parts sales in fiscal 2000 were $2,820,000, compared to $896,000 the previous year. Fiscal 1999 was the first year of sales of Motorcraft branded parts. Unit sales were 460,683 compared to 136,805 units the previous year.

Sales of Ford distribution products in fiscal 2000 were $18,511,506 compared to $10,605,806 in fiscal 1999. This increase was due to sales growth of Motorcraft branded products and more product lines being included in the distribution program. Sales to other Ford Authorized Remanufacturers decreased to $1,317,983 in fiscal 2000 from $2,539,721 in fiscal 1999. This decrease is due to the deauthorization of some product lines.

In March 1999, prices were reviewed, resulting in no significant price changes. In March 1998, prices were reviewed, but again net price changes were not significant.

A three year agreement between the Company and the United Auto Workers, which represents the production employees, expired in May 1999. However, in May 1999 and again in May 2000, the agreement was extended an additional year by mutual consent of the parties with no changes.

Interest income for fiscal 2000 was $35,778; in fiscal 1999 was $71,787; and in fiscal 1998 it was $43,213. Investment amounts were generally lower during fiscal 2000 than during fiscal 1999, and available interest rates were approximately the same. Investment amounts were generally higher during fiscal 1999 than during fiscal 1988, and available investment rates were approximately the same.

The following table shows the comparison for the last five fiscal years of gross profit and selling, general and administrative expenses as a percentage of net sales. The reduced gross margin the last two fiscal years is the result of the sales mix changing to more Ford Remanufactured distribution products. The increased selling, general and administrative expenses were due to higher distribution costs incurred to meet the standards of the Ford distribution program.

                            GROSS PROFIT                SELLING, GENERAL, AND
                            AS PERCENTAGE             ADMINISTRATIVE EXPENSES AS
FISCAL YEAR                 OF NET SALES               PERCENTAGE OF NET SALES
--------------------------------------------------------------------------------
   1996                        21.7%                          11.4%
   1997                        20.8%                          10.8%
   1998                        19.8%                          11.0%
   1999                        15.8%                          13.7%
   2000                        17.3%                          14.3%

Earnings per share of common stock decreased $.02 due to a higher tax deferral last fiscal year and to increased selling expenses. Earnings per share of common stock decreased $.77 in fiscal 1999 also due to a lower gross margin and increased selling expenses. Earnings per share of common stock decreased $.07 in fiscal 1998 due to lower gross margin and increased selling, general and administrative expenses, including, without limitation, the increased cost of gasoline during fiscal year 2000.

The ratio of current assets to current liabilities of 1.68 to 1 is lower than the ratio of 1.86 a year ago. However, most of the difference is attributable to the deferred purchase terms of higher inventories of Ford distribution and Motorcraft branded products, so reasonable liquidity continues to be maintained. Inventories in fiscal 2000 were higher than in fiscal 1999. Our total cash and short-term investments at fiscal year-end for the past three years were:

                                                   TOTAL OF CASH AND
                 FISCAL YEAR                    SHORT TERM INVESTMENTS
                 -----------------------------------------------------
                    2000                              $   336,756
                    1999                              $   424,188
                    1998                              $ 1,234,007

It is anticipated that certain capital expenditures and acquisitions will be made to increase the current level of business and service. Expansion of distribution programs will require investment in additional inventories. Management believes that some debt will be required to finance additional inventories, future capital needs, and business acquisitions.

The process of incorporating the changes in Ford's distribution program continues, as more products which were remanufactured are deauthorized, and as more product lines are made available for distribution. The Company is uncertain which products will be included in future remanufacturing activities, and what distribution opportunities will be available in the future.

In connection with the complaint filed by the Environmental Protection Agency
(EPA) described in Note 6 of the Notes to Consolidated Financial Statements, the Company accrued an expense of $149,725 in fiscal 1994 to account for clean up costs or additional penalty as provided in the settlement agreement with the Environmental Protection Agency (EPA). Portions of this amount were expended in each of fiscal 1994, 1995, and 1999, and 2000. The total expenditures exceeded the accrual amount.

The Company had no bank borrowings during the fiscal year ended July 31, 2000; however, the Company borrowed approximately $5,000,000 from Firstar Bank, N.A. as more fully described below in order to finance the acquisition of Rainbo Oil Company's parts distribution operations.

UNIVERSAL DISTRIBUTION LLC

Due to the substantial growth in its distribution operations, the Company formed Universal Distribution LLC, a Nebraska limited liability company, as a subsidiary of the Company through which the Company operates its distribution operations. The Company is the manager of Universal Distribution LLC and owns a ninety-nine percent (99%) membership interest in Universal Distribution LLC. Mr. Donald D. Heupel owns the remaining one percent (1%) membership interest. Profits and losses from Universal Distribution LLC are allocated to the members based on their capital accounts and thus, the Company will receive ninety-nine percent (99%) and Mr. Heupel will receive one percent (1%) of the profits and losses.

RECENT DEVELOPMENTS -- RAINBO COMPANY LLC

FORMATION OF RAINBO COMPANY LLC

Effective September 29, 2000, the Company finalized its negotiations with Rainbo Oil Company of Dubuque, Iowa, to form a new entity to acquire Rainbo Oil Company's parts distribution operations. The Company and Rainbo Oil Company formed Rainbo Company LLC, a Nebraska limited liability company on September 21, 2000. Universal Distribution LLC owns a fifty percent (50%) membership interest in Rainbo Company LLC and Rainbo Oil Company owns the remaining fifty percent (50%) membership interest.

In order to capitalize Rainbo Company LLC, Universal Distribution and Rainbo Oil Company each made initial $100,000 capital contributions. In addition, both Universal Distribution LLC and Rainbo Oil Company loaned Rainbo Company LLC $400,000 pursuant to Promissory Notes dated September 29, 2000. Each Promissory
Note is due and payable in full on October 1, 2005. The principal balance of each Promissory Note accrues interest until maturity at an annual rate of 9% and Rainbo Company LLC must pay each lender annual interest payments commencing October 1, 2001.

The Company is the manager of Rainbo Company LLC and has entered into a management agreement pursuant to which Rainbo Company LLC compensates the Company for its management services.

VIP ACQUISITION

On September 29, 2000, Rainbo Oil Company sold its parts distribution operations to Rainbo Company LLC d/b/a Value Independent Parts (the "VIP Division"). The acquisition of the VIP Division will add additional markets and product lines to the Company's distribution operations including, without limitation AC Delco, a division of General Motors and Motorcraft lines. The purchase price for the VIP Division was approximately $5,114,714.07. The amount and form of consideration paid were determined through arm's length negotiations.

Financing for the transaction was provided by Firstar Bank, N.A. ("Firstar"). The Company and Rainbo Company LLC each entered into Revolving Credit Agreements with Firstar dated September 26, 2000. The Company's Revolving Credit Agreement allows the Company to borrow up to $3,000,000. Rainbo Company LLC's Revolving Credit Agreement allows Rainbo Company LLC to borrow up to $2,000,000. In order to finance the purchase price for the VIP Division, Rainbo Company LLC made an initial draw on its line of credit for approximately $1,800,000 and Universal Mfg. made an initial draw on its line of credit for the balance of the purchase price .

The collateralized obligations of the Company and Rainbo Company LLC to Firstar under the respective Revolving Credit Agreements were evidenced by promissory notes payable to Firstar. Each promissory note is due and payable in full on September 30, 2001 unless extended by Firstar. The principal balance of each promissory note accrues interest until maturity at a variable rate equal to the prime rate announced by Firstar less 1%. The prime rate announced by Firstar as of September 29, 2000 was 9.5% and therefore, each promissory note will initially accrue interest an annual rate of 8.5%.

Each party guaranteed the obligations of the other party to Firstar and Universal Distribution LLC guaranteed the obligations of both Rainbo Company LLC and the Company to Firstar.

YEAR 2000 DISCLOSURE

The Company experienced no year 2000 ("Y2K") problems on or after January 1, 2000 and does not anticipate any future material problems related to Y2K. In fiscal year 1998, through routine upgrades, the Company made the computer software programs and equipment utilized at the Company's facilities year 2000 compliant; however, the Company did not incur significant identifiable costs as a result of the upgrade of its internal system to year 2000 compliance. The Company did not incur any other significant costs related to Y2K.

FORWARD LOOKING STATEMENT SAFE HARBOR

Statements that are not historical facts, including without limitation, statements about our confidence, strategies, expectations and beliefs, technologies and opportunities, industry and market segment growth, demand and acceptance of new and existing products, and return on investments in products and markets are forward looking statements that involve risks and uncertainties, including, without limitation, the affect of general economic and market conditions, customer requirements for our products, the continuing strength of the automotive industry, competitive pricing, maintenance of our current momentum, weather conditions and other factors.

UNIVERSAL MFG. CO. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS AS OF JULY 31, 2000 AND 1999 AND CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS AND OF CASH FLOWS FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JULY 31, 2000 AND INDEPENDENT AUDITORS' REPORT

INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors
Universal Mfg. Co.:

We have audited the accompanying consolidated balance sheets of Universal Mfg. Co. and subsidiary (Company) as of July 31, 2000 and 1999 and the related consolidated statements of income and retained earnings and of cash flows for each of the three years in the period ended July 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of July 31, 2000 and 1999 and the results of its operations and its cash flows for each of the three years in the period ended July 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP
September 8, 2000

UNIVERSAL MFG. CO. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
JULY 31, 2000 AND 1999
-----------------------------------------------------------------------------------------------------------------------
                                                                                                    JULY 31
                                                                                          ---------------------------
ASSETS                                                                                       2000              1999
CURRENT ASSETS:
  Cash and cash equivalents                                                               $   336,756     $   424,188
  Accounts receivable                                                                       3,442,410       2,559,918
  Inventories                                                                               4,310,809       3,620,018
  Prepaid expenses                                                                             14,658          12,027
  Deferred income taxes                                                                       306,875         277,505
                                                                                           ----------       ---------
           Total current assets                                                             8,411,508       6,893,656
                                                                                           ----------       ---------

PROPERTY:
  Land                                                                                        120,499         120,499
  Buildings                                                                                 1,746,702       1,352,776
  Machinery and equipment                                                                   1,040,931       1,038,810
  Furniture and fixtures                                                                      308,916         304,083
  Trucks and automobiles                                                                      775,065         755,590
  Construction in progress                                                                                    341,155
                                                                                           ----------       ---------
           Total property                                                                   3,992,113       3,912,913
  Less accumulated depreciation                                                            (2,453,021)     (2,266,225)
                                                                                           ----------       ---------
           Property - net                                                                   1,539,092       1,646,688
                                                                                           ----------       ---------

                                                                                         $  9,950,600     $ 8,540,344
                                                                                         ============     ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable                                                                        $ 4,661,174     $ 3,089,945
  Accrued payroll taxes                                                                        23,471          41,195
  Accrued compensation                                                                        137,058          59,443
  Accrued local taxes                                                                          26,684          18,625
  Income taxes payable                                                                         33,647         226,989
  Dividends payable                                                                           122,400         122,400
                                                                                             --------         -------
           Total current liabilities                                                        5,004,434       3,558,597
                                                                                           ----------       ---------

MINORITY INTEREST IN CONSOLIDATED SUBSIDIARY                                                    7,591           4,201
                                                                                               ------           -----

STOCKHOLDERS' EQUITY:

  Common stock, $1 par value - authorized, 2,000,000 shares; issued
    and outstanding, 816,000 shares                                                           816,000         816,000
  Additional paid-in capital                                                                   17,862          17,862
  Retained earnings                                                                         4,104,713       4,143,684
                                                                                           ----------       ---------
           Total stockholders' equity                                                       4,938,575       4,977,546
                                                                                           ----------       ---------

                                                                                          $ 9,950,600       8,540,344
                                                                                         ============     ===========

See notes to consolidated financial statements.

UNIVERSAL MFG. CO. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS
---------------------------------------------------------------------------------------------------------------
THREE YEARS ENDED JULY 31, 2000
                                                                           2000         1999          1998

NET SALES                                                              $21,631,919   $19,511,446   $19,372,976

COST OF GOODS SOLD                                                      17,879,543    16,438,008    15,532,466
                                                                       -----------   -----------   -----------

GROSS PROFIT                                                             3,752,376     3,073,438     3,840,510

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES                             3,100,893     2,666,512     2,132,669
                                                                       -----------   -----------   -----------

INCOME FROM OPERATIONS                                                     651,483       406,926     1,707,841

OTHER INCOME (EXPENSE):
  Interest and other income                                                 34,856        71,794        57,444
  Gain on sales of property                                                              159,535         4,589
                                                                       -----------   -----------   -----------

           Total other income (expense)                                     34,856       231,329        62,033
                                                                       -----------   -----------   -----------

INCOME BEFORE MINORITY INTEREST AND INCOME TAXES                           686,339       638,255     1,769,874

MINORITY INTEREST                                                            5,606         3,201
                                                                       -----------   -----------   -----------

INCOME BEFORE INCOME TAXES                                                 680,733       635,054     1,769,874

INCOME TAXES                                                               230,104       167,316       680,221
                                                                       -----------   -----------   -----------

NET INCOME                                                                 450,629       467,738     1,089,653

RETAINED EARNINGS, BEGINNING OF YEAR                                     4,143,684     4,206,346     3,851,093

LESS CASH DIVIDENDS - ($.60, $.65, and $.90 per share in 2000, 1999,
  and 1998, respectively)                                                  489,600       530,400       734,400
                                                                       -----------   -----------   -----------

RETAINED EARNINGS, END OF YEAR                                         $ 4,104,713   $ 4,143,684   $ 4,206,346
                                                                       ===========   ===========   ===========

BASIC AND DILUTED EARNINGS PER COMMON SHARE                            $      0.55   $      0.57   $      1.34
                                                                       ===========   ===========   ===========

See notes to consolidated financial statements.

UNIVERSAL MFG. CO. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
-----------------------------------------------------------------------------------------------------------------------------------
THREE YEARS ENDED JULY 31, 2000
                                                                                               2000           1999           1998
     CASH FLOWS FROM OPERATING ACTIVITIES:
       Net income                                                                         $   450,629    $   467,738    $ 1,089,653
       Adjustments to reconcile net income to net cash from operating activities:
         Depreciation                                                                         196,921        236,296        196,186
         Deferred income taxes                                                                (29,370)      (253,317)        20,020
         Gain on sales of property                                                                          (159,535)        (4,589)
         Minority interest in subsidiary                                                        3,390          3,201
       Changes in:
           Accounts receivable                                                               (882,492)      (418,819)      (256,182)
           Inventories                                                                       (690,791)    (1,008,057)      (199,249)
           Income taxes receivable                                                                            23,545           (365)
           Prepaid expenses                                                                    (2,631)         7,771         51,131
           Accounts payable                                                                 1,571,229        890,201        780,019
           Accrued payroll taxes                                                              (17,724)        13,367          2,884
           Accrued compensation                                                                77,615        (22,052)        (6,136)
           Accrued local taxes                                                                  8,059          1,055         (4,699)
           Income taxes payable                                                              (193,342)       226,989           --
                                                                                          -----------    -----------    -----------
                Net cash flows from operating activities                                      491,493          8,383      1,668,673
                                                                                          -----------    -----------    -----------

     CASH FLOWS FROM INVESTING ACTIVITIES:
       Proceeds from sales of property                                                                       203,116         19,050
       Purchases of property                                                                  (89,325)      (451,118)      (559,905)
                                                                                          -----------    -----------    -----------
                Net cash flows from investing activities                                      (89,325)      (248,002)      (540,855)
                                                                                          -----------    -----------    -----------

     CASH FLOWS FROM FINANCING ACTIVITIES:
       Payment of dividends                                                                  (489,600)      (571,200)      (775,200)
       Proceeds from issuances of minority interest in subsidiary                                              1,000
                                                                                          -----------    -----------    -----------
                Net cash flows from financing activities                                     (489,600)      (570,200)      (775,200)
                                                                                          -----------    -----------    -----------

     NET CHANGE IN CASH AND CASH EQUIVALENTS                                                  (87,432)      (809,819)       352,618

     CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                           424,188      1,234,007        881,389
                                                                                          -----------    -----------    -----------

     CASH AND CASH EQUIVALENTS AT END OF YEAR                                             $   336,756    $   424,188    $ 1,234,007
                                                                                          ===========    ===========    ===========


     SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

       Cash paid during the year for:
         Income taxes                                                                     $   452,854    $   170,099    $   662,445
                                                                                          ===========    ===========    ===========

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES

   As discussed in Note 3, during 1999 the Company advanced $27,379 to its president which, together with $1,000 cash, were contributed to Universal Distribution LLC in exchange for a 1% ownership.

See notes to consolidated financial statements.

9UNIVERSAL MFG. CO. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------
THREE YEARS ENDED JULY 31, 2000

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      NATURE OF OPERATIONS - Universal Mfg. Co. and subsidiary (Company) is engaged in the business of remanufacturing and distributing, on a wholesale basis, engines and other automotive parts for Ford Motor Company
      (Ford) vehicles. Remanufactured engines for non-Ford vehicles are also marketed on a limited basis. During the year ended July 31, 1999 and continuing throughout the year ended July 31, 2000, Ford deauthorized the remanufacturing of several automotive parts which were being remanufactured by the Company. On October 1, 1998, the Company signed a new sales agreement with Ford authorizing the Company to be a Ford authorized distributor. The Company purchases the majority of its new raw materials and distribution product from Ford. The principal markets for the Company's products are automotive dealers and other automotive parts distributors located throughout the United States.

      PRESENTATION - The accompanying consolidated financial statements include the accounts of Universal Mfg. Co. and its subsidiary, Universal Distribution LLC. Universal Distribution LLC, owned 99% by Universal Mfg. Co. and 1% by the Company's president, was established on June 30, 1999 to operate the Company's distribution operations. The remanufacturing operations remained within Universal Mfg. Co. All intercompany balances and transactions have been eliminated in consolidation.

      CASH EQUIVALENTS - The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

      INVENTORIES - Inventories are stated at the lower of last-in, first-out
      (LIFO) cost or market.

      PROPERTY - Property is depreciated generally using accelerated methods over the following estimated lives:

        ASSETS                                           LIVES
        Buildings                                    10-20 years
        Machinery and equipment                       7-10 years
        Furniture and fixtures                         5-7 years
        Trucks and automobiles                         3-5 years

      Maintenance and repairs are charged to operations as incurred. Renewals and betterments are capitalized and depreciated over their estimated useful service lives. Gains or losses are recognized at the time of disposal.

      LONG-LIVED ASSETS - The Company reviews the carrying amount of long-lived assets for impairment when events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

      ACCRUED WARRANTY COSTS - The Company accrues estimated future warranty claims based on historical experience.

      REVENUE RECOGNITION - Revenues are recognized upon shipment of products.

      INCOME TAXES - The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Accordingly, deferred tax assets and liabilities are established for temporary differences between the financial reporting bases and tax bases of the Company's assets and liabilities.

      USE OF ESTIMATES - In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      FINANCIAL INSTRUMENTS - Cash and cash equivalents, accounts receivable and accounts payable are short-term in nature and the values at which they are recorded are considered to be reasonable estimates of their fair values.

      EARNINGS PER SHARE - Earnings per share have been computed on the weighted average number of shares outstanding during each respective year (816,000 shares).

      DERIVATIVE INSTRUMENTS - In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement, as amended, was adopted by the Company as of August 1, 2000 with no material impact on its financial position or results of operations.

      NEWLY-ISSUED STAFF ACCOUNTING BULLETIN - In December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin No. 101 (SAB No. 101), "Revenue Recognition in Financial Statements," which provides additional guidance on revenue recognition criteria and related disclosure requirements. Implementation of SAB No. 101 is required no later than the fourth fiscal quarter of fiscal years beginning after December 15, 1999, but is effective retroactively to the beginning of that fiscal year. The Company does not believe implementation of SAB No. 101 will have a material impact on its financial position or results of operations.

2.    INVENTORIES

      The major classes of inventory are as follows as of July 31:

                            2000           1999
Product cores          $ 1,791,674    $ 2,286,891
Raw materials              332,143        315,861
Finished engines           342,797        287,779
Finished small parts     2,409,929      1,351,866
                       -----------    -----------
                         4,876,543      4,242,397
Obsolescence reserve      (565,734)      (622,379)
                       -----------    -----------

                       $ 4,310,809    $ 3,620,018
                       ===========    ===========

3.    NOTE RECEIVABLE - OFFICER

      During the year ended July 31, 1999, the Company exchanged a 1% interest in Universal Distribution LLC for a note receivable of $27,379 from its president plus $1,000 cash. The note is receivable in annual installments of $6,401, including interest at 5.82%, through August 1, 2004. The balance of the note as of July 31, 2000, $27,096, has been netted against minority interest in the accompanying consolidated balance sheet.

4.    INCOME TAXES

      The provision for income taxes consists of the following for the years ended July 31:

                                 2000            1999           1998
Current income taxes          $259,474        $420,633        $660,201
Deferred income taxes          (29,370)       (253,317)        20,020
                               ---------      ----------       ------

Income tax provision          $230,104        $167,316        $680,221
                              =========       =========       ========


      Deferred tax assets are comprised of the following at July 31:

                                                       2000            1999
Inventory obsolescence reserve                       $226,294        $248,951
Depreciation                                          (18,288)        (24,384)
Uniform inventory capitalization                       29,193          26,299
Vacation pay accruals                                  36,557          16,956
Other                                                  33,119           9,683
                                                     ---------       --------
Deferred income taxes                                $306,875        $277,505
                                                     =========       ========

      A reconciliation between statutory and effective tax rates is as follows for the years ended July 31:

                                           2000           1999           1998
Income before income taxes          $   680,733    $   635,054    $ 1,769,874
Statutory rate                               34 %           34 %           34 %
                                    -----------    -----------    -----------
Income taxes at statutory rate          231,449        215,918        601,757
Tax effect of:
  State taxes                            40,954         48,899        130,074
  State tax refunds - prior years       (27,059)       (50,000)
  Other                                 (15,240)       (47,501)       (51,610)
                                    -----------    -----------    -----------

Total income taxes                  $   230,104    $   167,316    $   680,221
                                    ===========    ===========    ===========

5.    401(K) PLAN

      The Company sponsors a 401(k) plan which covers substantially all non-union employees. Company matching contributions are at the Company's discretion. Total expenses under the plan were $17,890, $29,498, and $42,790 for the years ended July 31, 2000, 1999, and 1998, respectively.

6.    EPA PROJECT COSTS

      In February, 1991, the Company was served with a complaint from the United States Environmental Protection Agency (EPA) which contained eight counts of alleged violations of the Resource Conservation and Recovery Act of 1976 and the Hazardous Solid Waste Amendments of 1984. The complaint alleged, among other things, that the Company failed to adequately test and properly transport certain residue of hazardous wastes which it was treating at its facility. The Company entered into a Consent Agreement and Consent Order with the EPA dated May 6, 1994, which provided for settlement of this complaint. This settlement called for payment of a civil penalty of $32,955, and for the completion of certain remedial projects, estimated to cost $149,725.

      On June 10, 1998, the Company received notice from the EPA authorizing submission of a proposal for treatment on additional contamination found after the initial hazardous waste was removed. The EPA approved that costs related to studies for the removal of the additional contamination could be offset against the $149,725 liability.

      As of July 31, 2000, all clean up activities have been completed and the Company is unaware of any further EPA requirements related to this matter.

7.    CREDIT ARRANGEMENTS

      The Company has a $1,000,000 line of credit with a local bank. Advances under this line of credit bear interest at an annual rate of 9%. The line of credit expires on November 1, 2000. At July 31, 2000, there were no outstanding borrowings under this facility.

8.    OPERATING LEASES

      During 1999, the Company began leasing a warehouse and certain vehicles under noncancellable operating leases. The warehouse lease provides for monthly base rent payments of $3,732, plus an allocation of lessor operating expenses, currently $1,289 per month, through November 2001. The vehicle leases provide for monthly payments ranging from $880 to $913 through April 2002. Rent expense was $112,705 and $67,968 for the years ended July 31, 2000 and 1999, respectively.

      Future minimum lease payments under noncancellable operating leases are as follows as of July 31, 2000:

2001                                                     $ 112,705
2002                                                        48,256
                                                         ---------
                                                         $ 160,961
                                                         =========

      Additionally, subsequent to July 31, 2000, the Company entered into a new warehouse lease which requires base rental payments of $8,750 through September 30, 2003, increasing to $10,000 per month through September 30, 2005. The Company is also required to pay an allocation of lessor operating expenses, currently $1,075 per month, throughout the term of the lease.

9.    SEGMENT INFORMATION

      Beginning with the formation of Universal Distribution LLC on June 30, 1999 (see note 1), the Company has two operating segments: manufacturing and distribution. Operating segments are determined on the basis of product and legal entity. The manufacturing segment remanufacturers various automotive parts. The distribution segment purchases and distributes finished engines and other automotive parts. Both segments sell their product primarily to Ford automobile dealers and other automotive parts distributors located throughout the United States.

      The accounting policies of the segments are the same as those described in the summary of significant accounting policies (see note 1). Allocations of certain administrative expenses are made between segments. Selected financial information for each segment as of and for the years ended July 31, 2000 and 1999, is presented below. Information regarding the distribution segment is from June 30, 1999 forward.

                                                                                    2000
                                                       ---------------------------------------------------------
                                                            MANUFACTURING       DISTRIBUTION             TOTAL
Revenues                                                      $ 2,033,346       $ 19,598,573       $ 21,631,919
Interest income                                                    14,005             21,773             35,778
Depreciation expense                                              196,921                               196,921
Income tax expense                                                 40,610            189,494            230,104
Net income                                                         79,529            371,100            450,629
Total assets                                                    2,392,369          7,558,231          9,950,600
Purchases of property                                              89,325                                89,325


                                                                                    1999
                                                       ---------------------------------------------------------
                                                            MANUFACTURING       DISTRIBUTION             TOTAL
Revenues                                                      $17,834,749        $ 1,676,697        $19,511,446
Interest income                                                    69,118              2,669             71,787
Depreciation expense                                              225,694             10,602            236,296
Income tax expense                                                 83,814             83,502            167,316
Net income                                                        234,306            233,432            467,738
Total assets                                                    1,120,995          7,419,349          8,540,344
Purchases of property                                             451,118                               451,118

10.   SUBSEQUENT EVENT

      Effective August 31, 2000, the Company signed an agreement to form a limited liability company (Formation Agreement) with Rainbo Oil Company (Rainbo) and Paul Fahey, president and majority shareholder of Rainbo. The Formation Agreement establishes the parties interest to organize a limited liability company to be known as Rainbo Company LLC d/b/a/ Value Independent Parts (VIP). The Company is to be formed for the purpose of purchasing and operating the automobile parts distribution division of Rainbo. The Formation Agreement contains a number of conditions to closing, including the successful negotiation, execution and closing of an asset purchase agreement for the VIP division and obtaining related financing.

EXECUTIVE OFFICERS
-------------------------------------------------------------------------------

Donald D. Heupel       Steven H. Nelson          T. Warren Thompson
      President          Vice President                Secretary

-------------------------------------------------------------------------------
DIRECTORS
-------------------------------------------------------------------------------
Richard R. Agee, Owner and General Manager              Helen Ann McHugh, Account Executive
      Agee's Automotive Repair & Parking                   SFI, LLC
      Lincoln, Nebraska                                    Sante Fe Springs, California
Donald D. Heupel, President of the Company              Daniel H. Meginnis, Owner
      Algona, Iowa                                         Hollis Trucking Co.
Richard E. McFayden, Partner                               Lincoln, Nebraska
      Perrigrine Partners, a Real Estate &              Thomas W. Rasmussen, Field Service Engineer
        Investment Partnership                             MSX International
      Professor of Business and Associate Director         Denver, Colorado
        of Student Services, Buena Vista University
        Omaha, Nebraska                                 T. Warren Thompson, Commercial Real Estate Broker
                                                           Wahoo, Nebraska


                                 UNIVERSAL MFG. CO.
          PROXY FOR ANNUAL MEETING OF SHAREHOLDERS ON NOVEMBER 28, 2000


The undersigned hereby constitutes and appoints Helen Ann McHugh and Richard R. Agee, or either of them, or any substitute appointed by either of them, the undersigned's agents, attorneys and proxies to vote the number of shares the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of UNIVERSAL MFG. CO. (the "Company") to be held at the The Sheraton Hotel, formerly the Westin Aquila Hotel, 1615 Howard Street, Omaha, Nebraska, on the 28th day of November, 2000, at 9:30 a.m., or at any adjournment thereof.

(1)    Election of Directors

         / / FOR the following nominees, for the terms of office designated in the Company's Proxy Statement, except those listed in the blank space below: Donald D. Heupel, Daniel H. Meginnis and
              T. Warren Thomspon

              _________________________________________________________________

         / /  WITHHOLD authority to vote for the above-listed nominees.
              INSTRUCTIONS: To withhold authority to vote for any specific nominee or nominees, the name of such nominee or nominees for whom authority is to be withheld should be printed on the blank line provided above. To withhold authority to vote for all of the above-listed nominees, the box next to the word "WITHHOLD" should be marked.

(2) In their discretion on any other matters that may properly come before the meeting or any adjournment thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED WITH RESPECT TO PROPOSAL (1), IT WILL BE VOTED FOR SUCH PROPOSAL.

DATED: _____________________, 2000.

                         _________________________________________
                                        Signature

                         _________________________________________
                                        Signature

                                                     (When signing as attorney,
                                                     executor, administrator,
                                                     trustee, guardian or
                                                     conservator, or officer of
                                                     a corporation, give full
                                                     title. All joint tenants
                                                     must sign.)